Trading Status of MuniMae Common Shares

BALTIMORE, Oct. 2, 2013 /PRNewswire/ -- As of the close of trading today, October 2, 2013, trading in the common shares of Municipal Mortgage & Equity, LLC (OTC: MMAB) ("MuniMae", "the Company," "we", or "our") had not yet resumed on the OTC Link Market. We continue to work with both the Securities and Exchange Commission ("SEC") and the Financial Industry Regulatory Authority ("FINRA") to clear the final procedural hurdles required to resume trading in our common shares. Following the conclusion of certain procedural actions by the SEC and FINRA, we anticipate trading in our common shares will resume under our prior trading symbol, MMAB; however the precise timing of the resumption of trading remains uncertain. In the interim we have received information from certain broker-dealers that they have filed the required Form 211 with FINRA in anticipation of becoming market-makers in our common shares. This is an important step in order to reestablish a market in our common shares and these market-makers are awaiting the conclusion of these regulatory steps so that they can begin trading.

Over the past two days we have worked steadily with the SEC and FINRA in an effort to bring resolution to these final procedural matters. Based on our most recent discussions, we expect the SEC to provide the necessary notice to FINRA and in turn we expect FINRA to allow our common shares to resume trading once they receive SEC notification. The Company will continue to provide updates, as appropriate, until trading resumes.

Cautionary Statement Regarding Forward-Looking Statements

This Release contains forward-looking statements intended to qualify for the safe harbor contained in Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements often include words such as "may," "will," "should," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," "would," "could," and similar words or are made in connection with discussions of future operating or financial performance.

Forward-looking statements reflect our management's expectations at the date of this Release regarding future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. Our actual results and financial condition may differ materially from what is anticipated in the forward-looking statements. There are many factors that could cause actual conditions, events or results to differ from those anticipated by the forward-looking statements contained in this Release. These factors include changes in market conditions that affect the willingness of potential investors or lenders to provide us with debt or equity, changes in market conditions that affect the value or marketability of assets we own, changes in market conditions or other factors that affect our access to cash that we may need to meet our commitments to other persons, changes in interest rates or other conditions that affect the value of mortgage loans we have made, changes in interest rates that affect our cost of funds, tax laws, environmental laws or other conditions that affect the value of the real estate underlying mortgage loans we own, changes in tax laws or other things beyond our control that affect the tax benefits available to us and our investors, and the outcome of certain legal proceedings. Readers are cautioned not to place undue reliance on forward-looking statements. We have not undertaken to update any forward-looking statements in this Release.

MUNIMAE: INTEGRITY. INNOVATION. SERVICE.
www.MuniMae.com

CONTACT: Brooks Martin, Investor Relations, MuniMae, 855-650-6932